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Exhibit 10.1

     PURCHASE AGREEMENT

between

US SEARCH.COM INC.,
a Delaware corporation,

and

the Purchasers set forth on the signature pages hereto

Dated
December 20, 2001

PURCHASE AGREEMENT

    THIS PURCHASE AGREEMENT (this "Agreement") is made as of December 20, 2001, by and between US SEARCH.com Inc., a Delaware corporation (the "Company"), and the purchasers listed on the signature pages hereto (each a "Purchaser" and collectively, the "Purchasers").

    NOW, THEREFORE, the parties hereto hereby agree as follows.

ARTICLE I.

DEFINITIONS

    As used in this Agreement, the following terms shall have the following meanings:

    "Affiliate" shall mean, with respect to any person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person and, in the case of a person who is an individual, shall include (i) members of such specified person's immediate family (as defined in Instruction 2 of Item 404(a) of Regulation S-K under the Securities Act) and (ii) trusts, the trustee and all beneficiaries of which are such specified person or members of such person's immediate family as determined in accordance with the foregoing clause (i). For the purposes of this definition, "control," when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

    "Agreement" shall have the meaning set forth in the Preamble.

    "Applicable Law" shall mean, with respect to any person, any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any Governmental Authority to which such person or any of its subsidiaries is bound or to which any of their respective properties is subject.

    "Benefit Plan" shall have the meaning set forth in Section 3.9 hereof.

    "Business Days" shall mean a day other than a Saturday or Sunday or any federal holiday.

    "Charter" with respect to any corporation shall mean the certificate of incorporation or articles of incorporation of such corporation.

    "Closing" shall have the meaning set forth in Section 2.3 hereof.

    "Closing Date" shall mean December 20, 2001.

    "Code" shall have the meaning set forth in Section 3.9 hereof.

    "Commission" shall mean the United States Securities and Exchange Commission.

    "Commitment" shall have the meaning set forth in Section 3.14 hereof.

    "Common Stock" shall mean the common stock, par value $.001 per share, of the Company.

    "Company" shall have the meaning set forth in the Preamble.

    "Documents" shall mean (i) this Agreement, (ii) the Registration Rights Agreement, (iii) the Notes and (iv) the Warrants.

    "Employee" shall have the meaning set forth in Section 3.9 hereof.

    "Environmental Claim" shall have the meaning set forth in Section 3.13(c) hereof.

    "Environmental Laws" shall have the meaning set forth in Section 3.13(a) hereof.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "ERISA Affiliate" shall mean with respect to any person (within the meaning of Section 3(9) of ERISA), any other person that would be regarded together with such person as a single employer under Section 414(b), (c), (m) or (o) of the Code.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

    "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, which are in effect from time to time, consistently applied.

    "Governmental Authority" shall mean any foreign, Federal, state or local court or governmental or regulatory authority.

    "Indebtedness" shall mean, with respect to any person, the aggregate amount of, without duplication, the following: (i) all obligations for borrowed money; (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations to pay the deferred purchase price of property or services, except trade payables, accrued commissions and other similar accrued current liabilities in respect of such obligations, if such liabilities are not overdue and arise in the ordinary course of business or are being contested in good faith by appropriate proceedings and as to which adequate reserves have been made on the books of the Company; (iv) all capitalized lease obligations; (v) all obligations or liabilities of any other person or persons secured by a Lien on any asset owned by such person or persons whether or not such obligation or liability is assumed; (vi) all obligations of such person or persons, contingent or otherwise, in respect of any letters of credit or bankers' acceptances; and (vii) all guarantees in respect of obligations in clauses (i) – (vi); provided, however, that the term Indebtedness shall not include Taxes and other governmental charges which are not yet due and owing, or are being contested in good faith by appropriate proceedings and as to which adequate reserves have been made on the books of the Company.

    "Indemnified Party" shall have the meaning set forth in Section 8.1(c) hereof.

    "Indemnifying Party" shall have the meaning set forth in Section 8.1(c) hereof.

    "IRS" shall have the meaning set forth in Section 3.9 hereof.

    "Lien" shall mean any pledge, lien, claim, restriction, charge or encumbrance of any kind.

    "Material Adverse Effect" shall mean a material adverse effect (i) on the business, operations, prospects, properties, earnings, assets, liabilities or condition (financial or other) of the Company and Screening Services, taken as a whole, or (ii) on the ability of the Company or Screening Services to perform its obligations hereunder or under any of the other Documents.

    "Materials of Environmental Concern" shall have the meaning set forth in Section 3.13(a) hereof.

    "Multiemployer Plan" shall have the meaning set forth in Section 3.9 hereof.

    "Notes" shall have the meaning set forth in Section 2.1 hereof.

    "Notices" shall have the meaning set forth in Section 8.2 hereof.

    "PBGC" shall have the meaning set forth in Section 3.9 hereof.

    Permitted Liens" means: (i) liens for Taxes and other governmental charges and assessments arising in the ordinary course of business which are not yet due and payable, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (iii) other liens or imperfections on property which are not material in amount, do not interfere with, and are not violated by, the consummation of the transactions contemplated by this Agreement, and do not impair the marketability of, or materially detract from the value of or materially impair the existing use of, the property affected by such lien or imperfection and (iv) liens pursuant to the Loan and Security Agreement entered into as of September 12, 2001 by and between Imperial Bank and the Company.

    "Permitted Transferee" shall mean: (i) any officer, director, partner or member of, or person controlling, such Purchaser or (ii) any other person that is (x) an Affiliate of a general partner, investment manager or investment advisor of such Purchaser, (y) an Affiliate of such Purchaser or a Permitted Transferee of an Affiliate of such Purchaser, or (z) an investment fund, investment account or investment entity whose investment manager, investment advisor or general partner thereof is a Purchaser or a Permitted Transferee of such Purchaser.

    "Person" shall mean any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

    "Purchasers" shall have the meaning set forth in the Preamble.

    "Registration Rights Agreement" shall mean the Registration Rights Agreement dated as of December 20, 2001, among the Company and the Purchasers, substantially in the form attached as Exhibit C hereto.

    "Screening Services" shall have the meaning set forth in Section 3.3(a) hereof.

    "SEC Documents" shall have the meaning set forth in Section 3.7 hereof.

    "Securities" shall mean the Notes , the Warrants and the Common Stock.

    "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

    "Subsidiary" shall mean, with respect to any person, (a) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by a subsidiary of such person, or by such person and one or more subsidiaries of such person, (b) a partnership in which such person or a subsidiary of such person is, at the date of determination, a general partner of such partnership, or (c) any other person (other than a corporation) in which such person, a subsidiary of such person or such person and one or more subsidiaries of such person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest, (ii) the power to elect or direct the election of the directors or other governing body of such person, or (iii) the power to direct or cause the direction of the affairs or management of such person. For purposes of this definition, a person is deemed to own any capital stock or other ownership interest if such person has the right to acquire such capital stock or other ownership interest, whether through the exercise of any purchase option, conversion privilege or similar right.

    "Taxes" shall mean all foreign, Federal, State and local taxes, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workmen's compensation taxes and other obligations of the same or a similar nature, whether arising before, on or after the Closing Date.

    "Tax Returns" shall mean all returns, declarations, statements, schedules, forms, reports, information returns or other documents (including any related or supporting information), and any amendments thereto, filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes.

    "Warrants" shall have the meaning set forth in Section 2.1 hereof.

ARTICLE II.

SALE AND PURCHASE OF SECURITIES

    Section 2.1  Authorization of Securities.  On or before the Closing, the Company shall have authorized the issue and sale of $3,500,000 aggregate principal amount of its 8% Convertible Promissory Notes due December 20, 2002 (the "Notes"), which shall be issued substantially in the form attached hereto as Exhibit A.

    On or before the Closing, the Company shall have authorized the issue and sale of its Warrants (the "Warrants") to purchase an aggregate of up to 1,117,497 shares of its Common Stock, which shall be issued substantially in the form of Exhibit B hereto.

    Section 2.2  Sale and Purchase of Securities.  In reliance upon the representations and warranties made by the Purchasers in Article 4 hereof, and subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to sell to each of the Purchasers and each Purchaser, severally and not jointly, agrees to purchase from the Company, the aggregate principal amount of Notes and number of Warrants set forth opposite its name in Schedule 1 hereto, at an aggregate purchase price of $3,500,000.

    Section 2.3  Closing.

      (a) The sale and purchase of the Notes and Warrants (the "Closing") shall take place at 9:00 a.m., Los Angeles time, on December 20, 2001, or such other date as promptly thereafter as of which all of the conditions relating to the Closing set forth in Article VII hereof shall have been satisfied or duly waived or at such other time and date as the parties hereto shall agree in writing (the "Closing Date"), at the offices of Latham & Watkins, 633 West Fifth Street, Los Angeles, California 90071 or at such other place as the parties hereto shall agree in writing.

      (b) On the Closing Date (i) the Purchasers shall deposit into a bank account designated by the Company on such Closing Date, by wire transfer of immediately available funds, an amount equal to the aggregate purchase price of the Notes and Warrants being purchased from the Company pursuant to Section 2.2 hereof and (ii) the Company shall deliver to the Purchasers, against payment of the purchase price therefor, the Notes and Warrants being purchased by each of the Purchasers pursuant to Section 2.2 hereof. The Notes and Warrants to be delivered to each Purchaser shall be in the name of such Purchaser or its nominee or designee and in such denominations as such Purchaser shall request not later than one business day prior to the Closing Date.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

    The Company hereby represents and warrants to each of the Purchasers as follows:

    Section 3.1  Organization and Standing.  The Company is duly incorporated, validly existing and in good standing as a domestic corporation under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and as proposed to be conducted. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of its business makes such qualification necessary, except where the failure to so qualify or be in good standing could not, individually or in the aggregate, or together with such failure of Screening Services referred to in Section 3.3(a) below reasonably be expected to have a Material Adverse Effect.

    Section 3.2  Capital Stock.  As of the Closing Date, the authorized capital stock of the Company will consist solely of (a) 150,000,000 shares of Common Stock, of which (i) 18,029,355 shares are issued and outstanding and (ii) a sufficient number of shares have been reserved for issuance upon the conversion of the Notes and Warrants and (b) 1,000,000 shares of Preferred Stock, of which 203,113 shares of Series A-1 Preferred Stock are issued and outstanding (without giving effect to the pay-in-kind dividends with respect thereto). As of the Closing Date, each share of capital stock of the Company that is issued and outstanding is duly authorized, validly issued, fully paid and nonassessable. Upon conversion of any Notes or Warrants in accordance with their terms, all of the Common Stock issued upon such conversion will be duly authorized, validly issued, fully paid and nonassessable. Schedule 3.2(a) sets forth a true and complete table of (i) the capitalization of the Company as of the Closing Date, (ii) a pro forma capitalization of the Company assuming the exercise of all of the Warrants. Except as set forth on Schedule 3.2(b) or as contemplated by this Agreement, as of the Closing Date there are (a) no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or acquire any issued or unissued shares of capital stock of the Company and (b) no restrictions upon the voting or transfer of any shares of capital stock of the Company pursuant to its Charter, Amended and Restated Bylaws or other governing documents or any agreement or other instruments to which it is a party or by which it is bound.

    Section 3.3  Subsidiary.

      (a) The Company's only Subsidiary is US Search Screening Services, Inc., a Delaware corporation ("Screening Services"). The Company directly owns 100% of the fully diluted capital stock of Screening Services.

      (b) Screening Services is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and as proposed to be conducted. Screening Services is duly qualified to do business as a foreign corporation in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify could not, individually or in the aggregate, or together with such failure of the Company referred to in Section 3.1 above, reasonably be expected to have a Material Adverse Effect.

      (c) The outstanding shares of capital stock of Screening Services have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 3.3, (i) all of the shares of Screening Services are owned of record and beneficially, directly or indirectly, by the Company, free and clear of all Liens and (ii) there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any issued or unissued shares of capital stock of Screening Services.

    Section 3.4  Authorization; Enforceability.  The Company has the corporate power to execute, deliver and perform its obligations under each of the Documents and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each of the Documents and to consummate the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Company are necessary therefor. The Company has duly executed and delivered this Agreement. This Agreement constitutes, and each of the other Documents, when executed and delivered by the Company and, assuming due execution by the other parties hereto and thereto, will constitute legal, valid and binding obligations of the Company enforceable against it in accordance with their terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

    Section 3.5  No Violation; Consents.

      (a) The execution, delivery and performance by the Company of each of the Documents and the consummation of the transactions contemplated hereby and thereby does not and will not contravene any Applicable Law. The execution, delivery and performance by the Company of each of the Documents and the consummation of the transactions contemplated hereby and thereby (i) will not (x) violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, Benefit Plan, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company or Screening Services is a party or by which either of them is bound or to which either of their properties or assets is subject or (y) result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of the properties or assets of any of them or (z) permit or cause the acceleration of the maturity of any debt or obligation of the Company or Screening Services in an amount exceeding, in the aggregate, $500,000, and (ii) will not violate any provision of the Charter or the Amended and Restated Bylaws of the Company or Screening Services.

      (b) Except as set forth on Schedule 3.5(b), no consent, authorization or order of, or filing or registration with, any Governmental Authority or other person is required to be obtained or made by the Company or Screening Services for the execution, delivery and performance of any of the Documents, or the consummation of any of the transactions contemplated hereby or thereby, except (i) for those consents or authorizations required for the Closing that will have been obtained or made on or prior to the Closing Date, or (ii) where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    Section 3.6  Litigation.  Except as set forth on Schedule 3.6, there are no pending or, to the best knowledge of the Company, threatened claims, actions, suits, labor disputes, grievances, administrative or arbitration or other proceedings or, to the best knowledge of the Company, investigations against the Company, Screening Services or their respective assets or properties before or by any Governmental Authority or before any arbitrator that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the transactions contemplated by any of the Documents is restrained or enjoined (either temporarily, preliminarily or permanently), and no material adverse conditions have been imposed thereon by any Governmental Authority or arbitrator. None of the Company, Screening Services or any of their respective assets or properties, is subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority or arbitrator, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    Section 3.7  SEC Documents; Financial Statements.

      (a) Since June 24, 1999, (i) the Company has filed all forms, reports and documents with the Commission (including all exhibits thereto) required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder (collectively, the "SEC Documents"), each of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act as in effect on the dates so filed and (ii) no event of which the Company has knowledge has occurred which the Company reasonably believes requires the filing of a Form 8-K with the Commission and which has not been filed. None of the SEC Documents (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has heretofore made available to each of the Purchasers copies of each of the SEC Documents (other than exhibits or schedules to the SEC Documents).

      (b) The financial statements contained in the SEC Documents: (i) comply as to form in all material respects with the published rules and regulations of the Commission applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the Commission, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments (which will not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect); and (iii) fairly present the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the periods covered thereby.

      (c) No representation or warranty of the Company contained in any document, certificate or written statement furnished or made available to the Purchasers by or at the direction of the Company for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state any material fact (known to the Company, in the case of information not furnished by them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. There are no facts known to the Company (other than matters of a nature affecting the general economy) that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and that have not been disclosed in the SEC Documents, this Agreement or in such other documents, certificates and statements furnished to the Purchasers for use in connection with the transactions contemplated by this Agreement.

    Section 3.8  Change in Condition.  To the best knowledge of the Company, there is no event, condition, circumstance or development which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    Section 3.9  Employee Benefit Plans and Labor Matters.

      (a) For purposes of this Agreement:

        (i)  "Benefit Plan" means any employee benefit plan, arrangement, policy or commitment, including, without limitation, any employment, consulting, severance or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, life, health, disability or accidental death and dismemberment insurance plan, any holiday and vacation practice or any other employee benefit plan, within the meaning of section 3(3) of ERISA, whether formal or informal, written or oral and whether legally binding or not, that is maintained, administered or contributed to or was maintained, administered or contributed to at any time by the Company or any of its ERISA Affiliates for the benefit of any employee, former employee, consultant, officer or director of the Company or any ERISA Affiliate;

        (ii) "Code" means the Internal Revenue Code of 1986, as amended;

        (iii) "Employee" means any individual employed by the Company or any of its ERISA Affiliates;

        (iv) "IRS" means the United States Internal Revenue Service; and

        (v) "PBGC" means the Pension Benefit Guaranty Corporation.

      (b) Schedule 3.9(b) lists all Benefit Plans. With respect to each such plan, the Company has delivered or made available to the Purchasers correct and complete copies of (i) all plan texts and agreements and related trust or other funding arrangements (including all amendments thereto); (ii) all summary plan descriptions and material employee communications; (iii) the annual report and actuarial report (including all schedules thereto) if required under ERISA or other applicable law, for the last three most recently completed plan years; (iv) the most recent annual audited financial statement; (v) if the plan is intended to qualify under Code section 401(a) or 403(a), the most recent determination letter, if any, received from the IRS; and (vi) all material communications with any Governmental Authority (including, without limitation, the PBGC and the IRS).

      (c) There are no Benefit Plans that (i) are subject to any liability under Code Section 412, ERISA Section 302 or Title IV of ERISA and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring such liability; (ii) are intended to qualify under Code Section 401(a) or 403(a); or (iii) provide benefits to current or former Employees beyond their retirement or other termination of service (other than coverage mandated by Code Section 4980B and Part 6 of Title I of ERISA), or are self-insured "multiple employer welfare arrangements," as such term is defined in Section 3(40) of ERISA.

      (d) Except as set forth on Schedule 3.9(d), each Benefit Plan conforms in all material respects to, and its administration is in all material respects in compliance with, its terms and all Applicable Law, including but not limited to ERISA and the Code.

      (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former Employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any similar payment; or (ii) accelerate the time of payment or vesting of any right or privilege, or increase the amount of any compensation due to, any current or former Employee or officer.

      (f)  No Benefit Plan is a "multiple employer plan" or a "multiemployer plan" within the meaning of the Code or ERISA.

      (g) In the six years preceding the date hereof, (i) no Benefit Plan that is or was subject to Title IV of ERISA has been terminated; (ii) no reportable event within the meaning of Section 4043 of ERISA has occurred; (iii) no filing of a notice of intent to terminate such a Benefit Plan has been made; (iv) the PBGC has not initiated any proceeding to terminate any such Benefit Plan and no condition exists that presents a material risk that such proceeding will be initiated; and (v) no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred.

      (h) Except as set forth on Schedule 3.9(h), neither the Company nor Screening Services has any existing arrangement with any of its Employees providing for an excise tax gross up in respect of any excise taxes imposed by Section 4999 of the Code.

      (i)  Except as set forth on Schedule 3.9(i), none of the Company, Screening Services or any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Benefit Plan that would affect any Employee or former Employee.

      (j)  Except as set forth on Schedule 3.9(j), (i) no amounts payable under the Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 162(a)(1), 162(m) or 280G of the Code and (ii) all contributions (including all employer contributions and employee salary reduction contributions) required to be made to any Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements. Each Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either (i) funded through an insurance company contract and is not a "welfare benefit fund" with the meaning of Section 419 of the Code or (ii) unfunded.

      (k) Except as set forth on Schedule 3.9(k):

        (i)  there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the knowledge of the Company or Screening Services, threatened against or affecting the Company or Screening Services and during the past five years there has not been any such action;

        (ii) to the knowledge of the Company and Screening Services, there are no union claims to represent the employees of the Company or any of its Subsidiaries;

        (iii) the Company is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company;

        (iv) the employees of the Company are not represented by any labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company, nor does any question concerning representation exist concerning such employees;

        (v) true, correct and complete copies of all written personnel policies, rules and procedures applicable to employees of the Company have heretofore been delivered to the Purchasers;

        (vi) the Company is, and has at all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation;

        (vii) there is no unfair labor practice charge or complaint against the Company pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency;

        (viii) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Company;

        (ix) to the knowledge of the Company, no charges with respect to or relating to the Company are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices;

        (x) to the knowledge of the Company, no federal, state, local or foreign agency responsible for the enforcement of labor or employment laws intends to conduct an investigation with respect to or relating to the Company and no such investigation is in progress; and

        (xi) there are no complaints, controversies, lawsuits or other proceedings pending or, to the knowledge of the Company, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract or employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Except as set forth in Schedule 3.9(k)(xi), there are no employment contracts or severance agreements with any employees of the Company. The execution of this Agreement and the consummation of the transactions contemplated hereby shall not result in a breach or other violation of any collective bargaining agreement to which the Company is a party.

        (xii) Since the enactment of the WARN Act, the Company has not effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company; nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. Except as set forth in Schedule 3.9(k)(xii), none of the employees of the Company has suffered an "employment loss" (as defined in the WARN Act) with regard to their employment with the Company since March 1, 1995.

    Section 3.10  Properties.  Except as otherwise stated in the SEC Documents filed and publicly available prior to the date hereof, the Company and Screening Services have good and marketable title, free and clear of all liens, encumbrances or claims of which the Company has knowledge to all of its real and personal property, except Permitted Liens and where such liens, encumbrances and equities could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and, except as otherwise stated in the SEC Documents filed and publicly available prior to the date hereof, the Company and Screening Services have valid and enforceable leases to all of the real and personal property described in the SEC Documents as under lease to it except where such invalidity or unenforceability of such leasehold interests could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    Section 3.11  Compliance with Laws, other Instruments, etc.  The operations of the Company have been conducted in accordance with all Applicable Laws, including, without limitation, all Applicable Laws relating to consumer protection, currency exchange, employment (including, without limitation, equal opportunity and wage and hour), safety and health, environmental protection, conservation, wetlands, architectural barriers to the handicapped, fire, zoning and building, occupation safety, pension and securities, except for violations or failures so to comply, if any, that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in the SEC Documents filed and publicly available prior to the date hereof, the Company has not received notice of any violation of or noncompliance with any Applicable Laws except for notices of violations or failures so to comply, if any, that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, except as disclosed in Schedule 3.11, there are no proposed or pending federal privacy laws or regulations, nor, to the knowledge of the Company, any proposed or pending state privacy laws or regulations, which if enacted in the form drafted as of the Closing would prevent the Company from pursuing their current lines of business, except in such instances which would not individually or in the aggregate have a Material Adverse Effect.

    Section 3.12  Tax Matters.  Except as set forth in Schedule 3.12:

      (a) The Company and Screening Services have duly and properly filed, or will duly and properly file, on a timely basis, all material Tax Returns which were or will be required to be filed by them for all periods ending on or before the Closing Date. All such Tax Returns of the Company and Screening Services were (or will be) true, correct and complete in all material respects when filed. The Company and Screening Services have paid all material Taxes required to be paid by them for periods ending on or before any Closing Date, or with respect to any period that ends after the Closing Date, the portion of such period up to and including the Closing Date, other than those Taxes being contested in good faith or those Taxes currently payable without penalty or interest, in each case for which an adequate reserve or accrual has been established in the financial statements of the Company in accordance with GAAP.

      (b) All material Taxes that the Company and Screening Services are or were required by law to withhold or collect through the Closing Date have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority. There are no Liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company and Screening Services except for statutory liens for Taxes not yet due or delinquent.

      (c) Neither the Company nor Screening Services is currently the beneficiary of any waivers or extensions with respect to any Tax Returns, no Tax Returns of the Company are currently under audit or examination by any Governmental Authority and to the best knowledge of the Company and Screening Services, no such audit or examination is threatened. No issue was raised in any audit or examination of Tax Returns by any Governmental Authority that, if raised with respect to any period not so audited or examined, could be expected to result in a proposed deficiency.

      (d) Neither the Company nor Screening Services is party to, bound by or has an obligation under, any Tax allocation, Tax indemnity, or Tax sharing agreement or similar contract arrangement. Neither the Company nor Screening Services (i) has been a member of an affiliated group filing a consolidated Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any person (other than the Company and Screening Services) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, agreement to indemnify or otherwise. Neither the Company nor Screening Services has any obligation by contract, agreement, arrangement or otherwise to permit any person, other than the Company and Screening Services, to use the benefit of a refund, credit or offset of Tax of any of the Company and Screening Services.

      (e) Neither the Company nor Screening Services has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.

      (f)  Neither the Company nor Screening Services has filed (or will file prior to any Closing) a consent under Section 341(f) of the Code.

    Section 3.13  Environmental Matters.

      (a) The Company and Screening Services are in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources (together "Environmental Laws" and including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic or hazardous substances or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead or lead-based paints or materials, or radon ("Materials of

  Environmental Concern")), or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure, and reporting requirements respecting Materials of Environmental Concern. Each of the Company and Screening Services possess all permits and other governmental authorizations required under all applicable Environmental Laws, and is in compliance in all material respects with the terms and conditions thereof. All permits and other governmental authorizations currently held by the Company and Screening Services pursuant to the Environmental Laws are identified in Schedule 3.13(a).

      (b) Neither the Company nor Screening Services has received any communication (written or oral), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company or Screening Services are not in full compliance with any Environmental Laws and, to the best knowledge of the Company, there are no circumstances that may prevent or interfere with such full compliance in the future.

      (c) There is no claim, action, written or oral notice or cause of action pending or, to the best knowledge of the Company, any investigation or notice of violation threatened (together, "Environmental Claim") by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or Screening Services or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, that in either case is pending or threatened against the Company or Screening Services or against any person or entity whose liability for any Environmental Claim the Company or Screening Services has retained or assumed either contractually or by operation of law.

      (d) To the best knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against the Company or Screening Services or, to the Company's or Screening Services best knowledge after due inquiry, against any person or entity whose liability for any Environmental Claim the Company or Screening Services has retained or assumed either contractually or by operation of law.

      (e) Without in any way limiting the generality of the foregoing, (i) there are no on-site or off-site locations where the Company or Screening Services has (previously or currently) stored, disposed or arranged for the disposal of Materials of Environmental Concern, (ii) there are no underground storage tanks located on any property owned, leased, operated or controlled by the Company or Screening Services, (iii) there is no asbestos contained in or forming part of any building, building component, structure or office space owned, leased, operated or controlled by the Company or Screening Services, and (iv) there are no PCBs or PCB-containing items are used or stored at any property owned, leased, operated or controlled by the Company or Screening Services.

      (f)  The Company and Screening Services have provided to the Purchasers all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company or Screening Services regarding environmental matters pertaining to or the environmental condition of the business of the Company or Screening Services, or the compliance (or noncompliance) by the Company or Screening Services with any Environmental Laws.

      (g) Neither the Company nor Screening Services is required by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Authority, or (iv) to record or deliver to any person or entity any disclosure document or statement pertaining to environmental matters.

    Section 3.14  Enforceability of Contracts; Material Contracts.  Except as set forth on Schedule 3.14, there are no other contracts material, individually or in the aggregate, to the business, operations, properties, prospects or financial condition of the Company or Screening Services (collectively, the "Commitments"). To the Company's best knowledge, neither the Company nor Screening Services is in default in respect of any Commitment, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except for any such defaults that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, after due inquiry, no other party to any of the Commitments is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except for any such defaults that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    Section 3.15  Brokers.  Neither the Company nor Screening Services or their respective agents and representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees, agents' commissions, investment banking fees, or other similar payment in connection with this Agreement.

    Section 3.16  Outstanding Indebtedness; Liens.

      (a) Schedule 3.16(a) sets forth and identifies in reasonable detail all individual items of outstanding short-term and long-term Indebtedness of the Company and Screening Services in excess of $25,000 incurred or otherwise not listed on the most recent financial statement received by the Purchasers, including all notes issued by the Company or Screening Services to finance the acquisition of real or personal property, prior to and after giving effect to the transactions contemplated by this Agreement.

      (b) Except as set forth on Schedule 3.16(b), there are no Liens outstanding on the date hereof and there will be no Liens outstanding as of the Closing on any property or asset of the Company or Screening Services.

    Section 3.17  Related-Party Transactions.

      (a) Except as set forth in the Company's SEC Documents,

        (i)  no employee, officer, stockholder, director or consultant of the Company or member of his or her immediate family (defined as parents, spouse, siblings or lineal descendents) is indebted to the Company, and the Company is not indebted (or committed to make any loans or extend or guarantee any credit) to any of them;

        (ii) to the knowledge of the Company, no employee, officer, stockholder, director or consultant of the Company has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except stock ownership by employees, officers, stockholders or directors of the Company and members of their immediate families in publicly traded companies; and

        (iii) no officer, stockholder or director or any member of their immediate families is, directly or indirectly, interested in any contract (other than the Documents) with the Company.

      (b) Except for the Documents or as set forth on Schedule 3.17(b), the Company has not entered into any side letters, agreements or other arrangements with any existing or prospective stockholder.

    Section 3.18  Offering Exemption.  Assuming the truth and accuracy of such Purchaser's representations and warranties contained in Section 4, the offer and sale of the Warrants as contemplated hereby and the issuance and delivery to such Purchaser of the Warrants and the shares of Common Stock issuable upon the conversion of the Warrants are exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and under applicable state securities and "blue sky" laws, as currently in effect.

    Section 3.19  Company Status.  The Company is not (i) a "public utility holder company" or a "holding company" as defined in the Public Utility Holding Company Act of 1935, as amended, (ii) a "public utility" as defined in the Federal Power Act, as amended, or (iii) an "investment company" as defined in the Investment Company Act of 1940, as amended.

    Section 3.20  Proprietary Rights.

      (a) Except as set forth on Schedule 3.20(a): (i) the Company is the sole owner, free and clear of any lien or encumbrance, of, or has a valid license, without the payment of any royalty except with respect to off-the-shelf software and otherwise on commercially reasonable terms, to all U.S. and foreign trademarks, service marks, logos, designs, trade names, internet domain names and corporate names, patents, registered designs, copyrights, computer software and databases, whether or not registered, web sites and web pages and related items (and all intellectual property and proprietary rights incorporated therein) and all other trade secrets, research and development, formulae, know-how, proprietary and intellectual property rights and information, including all grants, registration and applications relating thereto (collectively, the "Proprietary Rights") necessary or advisable for the conduct of its business as now conducted or as presently proposed to be conducted (such Proprietary Rights owned by or licensed to the Company collectively, the "Company Rights"); (ii) the Company has taken, and will take all actions which are necessary or advisable in order to protect the Company Rights, and to acquire Proprietary Rights, consistent with prudent commercial practices in the relevant industry; (iii) the Company's rights in the Company Rights are valid and enforceable; (iv) the Company has received no demand, claim, notice or inquiry from any Person in respect of the Company Rights which challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity of, or the rights of the Company in, any such Company Rights, and the Company knows of no basis for any such challenge; (v) the Company is not in violation or infringement of, and has not violated or infringed, any Proprietary Rights of any other Person; (vi) to the knowledge of the Company, no Person is infringing any Company Rights; and (vii) except on an arm's-length basis for value and other commercially reasonable terms, the Company has not granted any license with respect to any Company Rights to any Person.

      (b) Schedule 3.20(b) contains a complete and accurate description of the Company Rights material, individually or in the aggregate, to the operation of the Company's business and all of the material licenses and other agreements relating thereto.

      (c) Except as set forth on Schedule 3.20(c), as of the Closing, all of the Company's employees at or above the level of vice president, and all employees involved in the invention, creation and development of Proprietary Rights, have executed a proprietary rights and inventions agreement in the form attached to Schedule 3.20(c) hereof.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

    Each of the Purchasers hereby represents and warrants severally and not jointly to the Company as follows:

    Section 4.1  Authorization; Enforceability; No Violations.

      (a) Such Purchaser is duly organized and validly existing in good standing as a partnership under the laws of the jurisdiction of its incorporation or organization and has all requisite limited partnership power and authority to own its properties and assets and to carry on its business as it is now being conducted. Such Purchaser has the power to execute, deliver and perform the terms and provisions of the Documents and has taken all necessary action to authorize the execution, delivery and performance by it of such Documents and to consummate the transactions contemplated hereby and thereby. No other proceedings on the part of such Purchaser is necessary therefor.

      (b) Such Purchaser has duly executed and delivered this Agreement and, at the Closing, will have duly executed and delivered the other Documents to which it is a party. This Agreement constitutes, and the other Documents to which such Purchaser is a party, when executed and delivered by such Purchaser, and, assuming the due execution by the other parties hereto and thereto, will constitute the legal, valid and binding obligations of such Purchaser, enforceable against it in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

    Section 4.2  Consents.  No consent, authorization or order of, or filing or registration with, any Governmental Authority or other person is required to be obtained or made by such Purchaser for the execution, delivery and performance by such Purchaser of this Agreement or any of the other Documents or the consummation by such Purchaser of any of the transactions contemplated hereby or thereby other than those required for the Closing that will have been made or obtained on or prior to the Closing Date.

    Section 4.3  Private Placement.

      (a) Such Purchaser understands that (i) the offering and sale of the Securities by the Company to such Purchaser is intended to be exempt from registration under the Securities Act pursuant to section 4(2) thereof and Regulation D, and (ii) there is no existing public or other market for the Securities.

      (b) The Securities to be acquired by such Purchaser pursuant to this Agreement are being acquired for its own account and without a view to making a distribution thereof in violation of the Securities Act, without prejudice, however, to its right to sell or otherwise dispose of all or any part of such Securities in compliance with the provisions of the Securities Act and applicable state securities or "blue sky" laws.

      (c) Such Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities and such Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Securities.

      (d) Each Purchaser is an "accredited investor," as such term is defined in Regulation D under the Securities Act.

      (e) Such Purchaser has had the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the Company and the terms and conditions of this transaction, as well as to obtain any information requested by such Purchaser. Any questions raised by such Purchaser concerning the transaction have been answered to the satisfaction of such Purchaser. Such Purchaser's decision to enter into the transactions contemplated hereby is based in part on the answers to such questions as such Purchaser has raised concerning the transaction and on such Purchaser's own evaluation of the risks and merits of the purchase and the Company's proposed business activities.

      (f)  Such Purchaser acknowledges that the Company and, for purposes of the opinions to be delivered to such Purchaser pursuant to Section 7.2(j) hereof, Latham & Watkins will rely, in part, on the accuracy and truth of its representations in this Section 4.3, and such Purchaser hereby consents to such reliance.

ARTICLE V.

COVENANTS OF THE COMPANY

    Section 5.1  Compliance with Conditions; Best Efforts.  The Company shall use its best efforts to cause all of the obligations imposed upon it in this Agreement to be duly complied with and to cause all conditions precedent to the obligations of the Company and such Purchaser to be satisfied. Upon the terms and subject to the conditions of this Agreement, the Company shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

    Section 5.2  Consents and Approvals.  The Company shall (a) use its best efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities and of all other persons, firms or corporations required in connection with the execution, delivery and performance by them of this Agreement, any other Document or any of the transactions contemplated hereby or thereby, and (b) diligently assist and cooperate with each Purchaser in preparing and filing all documents required to be submitted by such Purchaser to any Governmental Authority in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by such Purchaser in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to such Purchaser all information concerning the Company and Screening Services that counsel to such Purchaser reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

    Section 5.3  Use of Proceeds.  The Company shall use the proceeds from the sale of the Notes and Warrants hereunder for continued product development, growth of its sales organization, working capital, acquisition of technology assets as appropriate and other general corporate purposes.

    Section 5.4  Director and Officer Insurance; "Key Man" Life Insurance.  The Company has provided and will maintain, and each Purchaser has received copies of current and effective liability insurance policies, which provide coverage for the directors and officers of the Company with respect to any liabilities reasonably incurred in connection with their services for or on behalf of the Company. The Company will maintain "key man" life insurance on the life of Brent N. Cohen in the amount of $5,000,000, such policy shall be owned by the Company and shall name the Company as beneficiary and loss payee and shall not be cancelable by the Company without prior approval of the Board of Directors, including the approval of the members thereof nominated by such Purchaser.

    Section 5.5  Agreements with Employees.  The Company shall require the execution of a proprietary information and assignment of inventions agreement ("Proprietary Rights Agreement"), in the form attached as Exhibit D hereto by all of the Company's employees at or above the level of vice president, and other employees involved in the invention, creation or development of Proprietary Rights, proprietary information and assignment of inventions agreement.

    Section 5.6  Maintenance of Existence.  The Company shall maintain in full force and effect its corporate existence, rights, governmental approvals and franchises and all licenses and other rights to use patents, processes, trademarks, trade names or copyrights owned or possessed by it and deemed by it to be material to the conduct of its business.

    Section 5.7  Books and Records.  The books of account and other financial and corporate records of the Company shall be maintained in accordance with good business and accounting practices.

    Section 5.8  Reservation of Common Stock.  From and after the Closing Date, the Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issue or delivery upon conversion of the Notes and Warrants, the maximum number of shares of Common Stock that may be issuable or deliverable upon such conversion. Such shares of Common Stock are or will be duly authorized and, when issued or delivered and against payment therefore, if any, shall be validly issued, fully paid and non-assessable.

    Section 5.9  Compliance with Law.  The operations of the Company will continue to be conducted in accordance with all Applicable Laws, including, without limitation, all Applicable Laws relating to consumer protection, currency exchange, employment (including, without limitation, equal opportunity and wage and hour), safety and health, environmental protection, conservation, wetlands, architectural barriers to the handicapped, fire, zoning and building, occupation safety, pension and securities, except for violations or failures so to comply, if any, that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    Section 5.10  Board Meetings.  A meeting of the Company's Board of Directors shall be held at least once per month, unless otherwise agreed by a majority of directors who are not employees of the Company.

ARTICLE VI.

COVENANTS OF THE PURCHASERS

    Section 6.1  Agreement to Take Necessary and Desirable Actions.  Each Purchaser agrees to execute and deliver each of the Documents and such other documents, certificates, agreements and other writings and to take such other actions as may be necessary, desirable or reasonably requested by the Company in order to consummate or implement as expeditiously as practicable the transactions contemplated hereby.

    Section 6.2  Compliance with Conditions; Commercially Reasonable Efforts.  Each Purchaser will use its commercially reasonable efforts to cause all of the obligations imposed upon it in this Agreement to be duly complied with, and to cause all conditions precedent to the obligations of the Company and such Purchaser to be satisfied. Upon the terms and subject to the conditions of this Agreement, such Purchaser shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

ARTICLE VII.

CONDITIONS PRECEDENT TO CLOSING

    Section 7.1  Conditions to the Company's Obligations.  The obligations of the Company hereunder required to be performed on the Closing Date with respect to the Purchasers shall be subject, at its election, to the satisfaction or waiver (which waiver, if so requested by the Purchasers, shall be made in writing), at or prior to the Closing, of the following conditions:

      (a) The representations and warranties of each of the Purchasers contained in this Agreement shall be true and correct in all material respects on and as of such Closing Date.

      (b) Each of the Purchasers shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement, to be performed and complied with by such Purchaser at or prior to the Closing Date.

      (c) All governmental and regulatory approvals and clearances and all third-party consents necessary for the consummation of the transactions contemplated at such Closing shall have been obtained and shall be in full force and effect, and the Company shall be reasonably satisfied that the consummation of such transactions does not and will not contravene any Applicable Law, except to the extent any contravention or contraventions, individually or in the aggregate, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      (d) Each of the Purchasers shall have delivered executed by such Purchase or on its behalf, a Subordination Agreement by and among each Purchaser and Imperial Bank pursuant to the Loan and Security Agreement entered into as of September 22, 2001 by and among Imperial Bank and the Company.

    Section 7.2  Conditions to The Purchasers' Obligations.  The obligations of each of the Purchasers hereunder required to be performed at the Closing shall be subject, at its election, to the satisfaction or waiver (which waiver, if so requested by the Company, shall be made in writing), at or prior to the Closing Date, of the following conditions:

      (a) The representations and warranties of the Company made herein shall be true and correct in all material respects (disregarding, for purposes of such determination of materiality, all qualifications in such representations and warranties regarding "material") as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties made herein that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date).

      (b) The Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement, to be performed and complied with by it at or prior to the Closing Date.

      (c) All documents, instruments, agreements and arrangements relating to the transactions contemplated by the Documents shall be satisfactory to such Purchaser, shall have been executed and delivered by the parties thereto and no party to any of the foregoing (other than the Purchasers) shall have breached any of its material obligations thereunder.

      (d) (i) Since September 30, 2001, no change, occurrence or development shall have occurred, been threatened or become known to such Purchaser that could reasonably be expected to have a Material Adverse Effect on the business, operations, prospects, properties or condition (financial or other) of the Company and Screening Services, taken as a whole, which, in the reasonable judgment of such Purchaser, is or may be materially adverse to the Company and Screening Services, taken as a whole, and (ii) none of the Purchasers shall have become aware of any information or other matter relating to the Company (x) of which the Company (but not the Purchasers) had knowledge on or prior to the date of this Agreement, (y) that, in such Purchaser's reasonable judgement, is inconsistent with any information or other matter relating to the Company disclosed to such Purchaser by the Company or any of its representatives prior to the date of this Agreement, and (z) would have been viewed by such Purchaser, in its reasonable judgment, as having materially and adversely altered the total mix of information made available to such Purchaser prior to the date of this Agreement. For purposes of this Section 7.2(d), the Company shall be deemed to have "knowledge" of a particular fact or other matter if (I) any individual who is serving, or who has at any time served, as a director, officer or management-level employee of the Company is actually aware of such fact or other matter; or (II) a prudent individual serving as a director, officer or management-level employee of the Company could be expected to discover or otherwise become aware of such fact or other matter in the diligent exercise of his or her duties in such capacity.

      (e) Since September 30, 2001, the business of the Company shall have been operated in compliance with all Applicable Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect on the Company and Screening Services, taken as a whole.

      (f)  There shall be no litigation, proceeding or other action seeking an injunction or other restraining order, damages or other relief from a Governmental Authority or other Person pending or threatened which, in the reasonable judgment of such Purchaser, would materially adversely affect the consummation of the transactions contemplated by the Documents on the terms contemplated hereby and thereby and there shall be no litigation, proceeding or other action (including, without limitation, relating to environmental matters or the Benefit Plans) pending or threatened against the Company or Screening Services which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      (g) All governmental and regulatory approvals and clearances and all third-party consents necessary for the consummation of all of the transactions contemplated at such Closing shall have been obtained and shall be in full force and effect, and each of the Purchasers shall be reasonably satisfied that the consummation of such transactions does not and will not contravene any Applicable Law, except to the extent any contravention or contraventions, individually or in the aggregate, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      (h) The Company shall have delivered to each Purchaser a certificate, executed by it or on its behalf by a duly authorized representative, dated as of such Closing Date, certifying that each of the conditions (other than any condition the fulfillment of which is subject to the reasonable satisfaction of such Purchaser) specified in this Section 7.2 has been satisfied.

      (i)  Each of the Company, and the Purchasers shall have executed and delivered each of the Documents, as applicable.

      (j)  Latham & Watkins, special counsel to the Company, and Karol Pollock, general counsel to the Company, each shall have delivered to the Purchasers an opinion, dated as of such applicable Closing Date, addressed to the Purchasers, substantially in the forms attached hereto as Exhibit E-1 and Exhibit E-2, respectively.

ARTICLE VIII.

MISCELLANEOUS

    Section 8.1  Survival; Indemnification.

      (a) All representations, warranties, covenants and agreements (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) contained in this Agreement shall survive such Closing for two years, except that (i) with respect to claims asserted pursuant to this Section 8.1 before the expiration of the applicable representation or warranty, such claims shall survive until the date they are finally liquidated or otherwise resolved, (ii) Sections 3.9, 3.12 and 3.13 shall survive until the end of the applicable statute of limitations, and (iii) Section 3.2 and this Section 8.1 shall survive indefinitely. All statements as to factual matters contained in any certificate executed and delivered by the parties pursuant hereto shall be deemed to be representations, warranties and covenants by such party hereunder. No claim may be commenced under this Section 8.1 (or otherwise) following expiration of the survival period, and upon such expiration the Indemnifying Party shall be released from all liability with respect to claims under each such section not theretofore made by the Indemnified Party. No right of indemnity against any claim of a third party shall arise from any representation, warranty or covenant of an Indemnifying Party herein contained, unless such third-party claim is filed or lodged against the Indemnified Party on or prior to the expiration of the survival period provided above, and all other conditions hereunder are satisfied. A claim shall be made or commenced hereunder by the Indemnified Party delivering to the Indemnifying Party a written notice specifying in reasonable detail the nature of the claim, the amount claimed (if known or reasonably estimable), and the factual basis for the claim.

      (b) (i) The Company agrees to indemnify and hold harmless each Purchaser and its partners, Affiliates, officers, directors, employees and duly authorized agents and each of their affiliates and each other person controlling such Purchaser or any of their Affiliates within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against all losses, claims, damages or liabilities resulting from any claim, lawsuit or other proceeding by any person to which any party indemnified under this clause may become subject which is related to or arises out of (A) the transactions contemplated by this Agreement and the other Documents, whether or not consummated, (B) any breach of, or failure to perform any of the representations, warranties, covenants or agreements made in any of the Documents by the Company or (C) any action or omission of the Company or Screening Services in connection with the transactions contemplated hereby or by the other Documents, and will reimburse each of the Purchasers and any other party indemnified under this clause for all reasonable out-of-pocket expenses (including reasonable counsel fees and disbursements) incurred by such Purchaser or any such other party indemnified under this clause and further agrees that the indemnification and reimbursements commitments herein shall apply whether or not such Purchaser or any such other party indemnified under this clause is a formal party to any such lawsuits, claims or other proceedings. The foregoing provisions are expressly intended to cover reimbursement of legal and other expenses incurred in a deposition or other discovery proceeding. (ii) Notwithstanding the foregoing clause (i), the Company shall not be liable to any party otherwise entitled to indemnification pursuant thereto: (A) in respect of any loss, claim, damage, liability or expense to the extent the same is determined, in final judgment by a court having jurisdiction, to have resulted from the gross negligence or willful misconduct of such party or (B) for any settlement effected by such party without the written consent of the Company, which consent shall not be unreasonably withheld or delayed.

      (c) If a person entitled to indemnity hereunder (an "Indemnified Party") asserts that any party hereto (the "Indemnifying Party") has become obligated to the Indemnified Party pursuant to Section 8.1(b), or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnifying Party may become obligated to the Indemnified Party hereunder, the Indemnified Party agrees to notify the Indemnifying Party promptly and to cooperate with the Indemnifying Party, at the Indemnifying Party's expense, to the extent reasonably necessary for the resolution of such claim or in the defense of such suit, action or proceeding, including making available any information, documents and things in the possession of the Indemnified Party which are reasonably necessary therefor.

      Notwithstanding the foregoing notice requirement, the right to indemnification hereunder shall not be affected by any failure to give, or delay in giving, notice unless, and only to the extent that, the rights and remedies of the Indemnifying Party shall have been materially prejudiced as a result of such failure or delay.

      (d) In fulfilling its obligations under this Section 8.1, after providing each Indemnified Party with a written acknowledgment of any liability under this Section 8.1 as between such Indemnified Party and the Indemnifying Party, the Indemnifying Party shall have the right to investigate, defend, settle or otherwise handle, with the aforesaid cooperation, any claim, suit, action or proceeding brought by a third party in such manner as the Indemnifying Party may in its sole discretion deem appropriate; provided, however, that (i) counsel retained by the Indemnifying Party is reasonably satisfactory to the Indemnified Party and (ii) the Indemnifying Party will not consent to any settlement imposing any obligations on any other party hereto, unless such party has consented in writing to such settlement. Notwithstanding anything to the contrary contained herein, the Indemnifying Party may retain one firm of counsel to represent all Indemnified Parties in such claim, action or proceeding; provided, however, that in the event that the defendants in, or targets of, any such claim, action or proceeding include more than one Indemnified Party, and any Indemnified Party shall have reasonably concluded, based on the opinion of its own counsel, that there may be one or more legal defenses available to it which are in conflict with those available to any other Indemnified Party, then such Indemnified Party may employ separate counsel to represent or defend it or any other person entitled to indemnification and reimbursement hereunder with respect to any such claim, action or proceeding in which it or such other person may become involved or is named as defendant and the Indemnifying Party shall pay the reasonable fees and disbursement of such counsel. Notwithstanding the Indemnifying Party's election to assume the defense or investigation of such claim, action or proceeding, the Indemnified Party shall have the right to employ separate counsel at the expense of the Indemnifying Party and to direct the defense or investigation of such claim, action or proceeding if (A) in the written opinion of counsel to the Indemnified Party, use of counsel of the Indemnifying Party's choice could reasonably be expected to give rise to a conflict of interest, or (B) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time (as determined in the light of the facts and circumstances surrounding such event), but in no event shall such time exceed 20 Business Days, after notice of the assertion of any such claim or institution of any such action or proceeding. In all other situations, the Indemnified Party shall have the right to participate in the defense or investigation of such claim, action or proceeding if the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense or if the fees and expenses of counsel for the Indemnified Party shall be borne by the Indemnified Party.

      (e) If for any reason (other than the gross negligence or willful misconduct referred to in subclause (b)(ii) above) the foregoing indemnification by the Company is unavailable to any Indemnified Party or is insufficient to hold it harmless as and to the extent contemplated by subclauses (b), (c) and (d) above, then the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Company and its Affiliates, on the one hand, and the Purchasers and any other applicable Indemnified Party, as the case may be, on the other hand, as well as any other relevant equitable considerations.

    Section 8.2  Notices.  All notices, demands, requests, consents, approvals or other communications (collectively, "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by a reputable air courier service with tracking capability, with charges prepaid, or transmitted by hand delivery or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by facsimile. Notice otherwise sent as provided herein shall be deemed given on the next business day following delivery of such notice to a reputable air courier service.

If to the Company, to it at:
US SEARCH.com Inc. 5401 Beethoven Street Los Angeles, CA 90066 Attention: Karol Pollock, General Counsel Facsimile: (310) 578-5549
with a copy (which shall not constitute notice) to:
Latham & Watkins 633 W. Fifth Street Los Angeles, CA 90071 Attn: Gary A. Kashar, Esq. Facsimile: (213) 891-8763
If to the Purchasers:
Pequot Private Equity Fund II, L.P. 500 Nyala Farm Road West Port, CT 06880 Attention: Carol Holley and Amber Tencic Facsimile: (203) 429-2400
with a copy (which shall not constitute notice) to:
Dewey Ballantine LLP 1301 Avenue of the Americas New York, NY 10019 Attn: Ann Gill, Esq. Facsimile: (212) 259-6333

    Section 8.3  Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, including without limitation, sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b), and each party hereto submits to the non-exclusive jurisdiction of the state and federal courts within the County of New York in the State of New York.

    Section 8.4  Entire Agreement.  This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties or their Affiliates, whether oral or written, with respect to the subject matter hereof.

    Section 8.5  Modifications and Amendments.  No amendment, modification or termination of this Agreement shall be binding upon any other party unless executed in writing by the parties hereto intending to be bound thereby.

    Section 8.6  Waivers and Extensions.  Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

    Section 8.7  Titles and Headings.  Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

    Section 8.8  Exhibits and Schedules.  Each of the annexes, exhibits and schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by reference.

    Section 8.9  Expenses; Brokers.  Provided that the Closing shall have occurred, the Company shall pay or cause to be paid, all reasonable and documented out-of-pocket fees and expenses incurred by each of the Purchasers and their respective Affiliates for the Closing, and in connection with the transactions contemplated by this Agreement, the other Documents and all matters related thereto (including, without limitation, reasonable fees of counsel). Each of the parties represents to the others that neither it nor any of its Affiliates has used a broker or other intermediary, in connection with the transactions contemplated by this Agreement for whose fees or expenses any other party will be liable and respectively agrees to indemnify and hold the others harmless from and against any and all claims, liabilities or obligations with respect to any such fees or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or any of its Affiliates.

    Section 8.10  Press Releases and Public Announcements.  All press releases and similar public announcements relating to the transactions contemplated by the Documents shall be made only if mutually agreed upon by the Company and the Purchasers, except to the extent that such disclosure is, in the opinion of counsel, required by law or by stock exchange regulation; provided that any such required disclosure shall only be made, to the extent consistent with law, after consultation with the Purchasers.

    Section 8.11  Assignment; No Third Party Beneficiaries.  This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by either the Company or any of the Purchasers without the prior written consent of the other parties hereto; provided that any Purchaser may assign or delegate its rights, duties and obligations hereunder to a Permitted Transferee or to such other person as may be reasonably satisfactory to the Company. Except as provided in the preceding sentence, any assignment or delegation of rights, duties or obligations hereunder made without the prior written consent of the other parties hereto shall be void and of no effect. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Sections 8.1 and 8.12.

    Section 8.12  Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

    Section 8.13  Counterparts; Facsimile.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. All documents and closing deliveries for the transactions contemplated by this Agreement and the other Documents may be delivered by a party at the Closing via facsimile; provided, that, the originally executed signature pages and original documents are delivered to the appropriate parties within two business days following the Closing.

    Section 8.14  Further Assurances.  Each party hereto, upon the request of any other party hereto, shall do all such further acts and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to carry out the transactions contemplated by this Agreement, including, in the case of the Company, such acts, instruments and documents as may be necessary or desirable to convey and transfer to each Purchaser the Notes and Warrants to be purchased by it hereunder.

    Section 8.15  Remedies Cumulative.  The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any remedies against the other party hereto.

    * * *

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY: US SEARCH.COM INC., a Delaware corporation
By:	/s/ BRENT N. COHEN
Name:	Brent N. Cohen
Title:	Chief Executive Officer
PURCHASER: PEQUOT PRIVATE EQUITY FUND II, L.P., a Delaware limited partnership, By: Pequot Capital Management, Inc., its Investment Manager
By:	/s/ KEVIN E. O'BRIEN
Name:	Kevin E. O'Brien
Title:	General Counsel

S–1

SCHEDULE 1
INFORMATION ON PURCHASERS

PURCHASER	PRINCIPAL AMOUNT OF NOTE	NUMBER OF WARRANTS
1. Pequot Private Equity Fund II, L.P.	$3,500,000	1,117,497

Schedule 1

EXHIBIT A

FORM OF REGISTRATION RIGHTS AGREEMENT

Incorporated by reference to Exhibit 10.3 to this report on Form 8-K.

EXHIBIT B

FORM OF NOTE

Incorporated by reference to Exhibit 4.1 to this report on Form 8-K.

EXHIBIT C

FORM OF WARRANT

Incorporated by reference to Exhibit 10.2 to this report on Form 8-K.

EXHIBIT D

PROPRIETARY RIGHTS AGREEMENT

Delivered separately.

EXHIBIT E-1

FORM OF LATHAM & WATKINS OPINION

Delivered separately.

EXHIBIT E-2

FORM OF GENERAL COUNSEL OPINION

Delivered separately.

QuickLinks

  Exhibit 10.1
PURCHASE AGREEMENT
ARTICLE I. DEFINITIONS
ARTICLE II. SALE AND PURCHASE OF SECURITIES
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
ARTICLE V. COVENANTS OF THE COMPANY
ARTICLE VI. COVENANTS OF THE PURCHASERS
ARTICLE VII. CONDITIONS PRECEDENT TO CLOSING
ARTICLE VIII. MISCELLANEOUS
SCHEDULE 1 INFORMATION ON PURCHASERS
EXHIBIT A FORM OF REGISTRATION RIGHTS AGREEMENT
EXHIBIT B FORM OF NOTE
EXHIBIT C FORM OF WARRANT
EXHIBIT D PROPRIETARY RIGHTS AGREEMENT
EXHIBIT E-1 FORM OF LATHAM & WATKINS OPINION
EXHIBIT E-2 FORM OF GENERAL COUNSEL OPINION